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                        [ROSS SYSTEMS, INC. LETTERHEAD]


                                August 12, 1998


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, D.C. 20549
Attn: Jonathan Gottsegen

     RE:  ROSS SYSTEMS, INC.
          REGISTRATION STATEMENT NO. 333-06053
          WITHDRAWAL OF POST-EFFECTIVE AMENDMENT NO. 1

Ladies and Gentlemen:

     Ross Systems, Inc. (the "Company") hereby withdraws Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-06053) (the "Registration Statement") filed on August 5, 1998. The Company filed the Registration Statement in error.

                                       Very truly yours,

                                       ROSS SYSTEMS, INC.


                                       By: /s/ ROBERT B. WEBSTER
                                           -----------------------------------
                                           Robert B. Webster
                                           Vice President, Chief Financial
                                           Officer and Secretary